Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-163063, 333-171203, 333-172655, 333-177670, 333-185338 and 333-207697) and Form S-8 (Nos. 333-141525, 333-147805, 333-165722 and 333-191072) pertaining to the Rosetta Genomics Ltd. Global Share Incentive Plan (2006), as amended, of our report dated March 23, 2016, with respect to the consolidated financial statements of Rosetta Genomics Ltd., included in this Annual Report on Form 20-F for the year ended December 31, 2015.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 23, 2016	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global